                                                                EXHIBIT 10 (ii)




                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------



                  This AGREEMENT, effective as of July 1, 1997, is by and between KURT WIEDENHAUPT (the "Executive") and AMERICAN PRECISION INDUSTRIES INC (the "Company").

                  1.       EMPLOYMENT.
                           -----------

                The Company agrees to continue the Executive in the Company's employ, and the Executive agrees to remain in the employ of the Company, for the period and on the other terms and conditions set forth below.

                  2.       PERIOD OF EMPLOYMENT.
                           ---------------------

                 The period of employment under this Agreement shall commence on July 1, 1997 and continue until the close of business on June 30, 2003 (the "Period of Employment").

                  3.       POSITIONS AND RESPONSIBILITIES;
                           PLACE OF PERFORMANCE.
                           -------------------------------

                           (a)      During the Period of Employment, the
Executive agrees to serve the Company and the Company agrees to employ the Executive as its President and Chief Executive Officer, as such positions are defined in the Company's By-Laws as they may be amended from time to time. The Executive also agrees to serve during all or part of the Period of Employment, as requested by the Company, as a Director of the Company and as an officer and director of any of the Company's subsidiaries or affiliates, without any compensation therefor other than that specified in this Agreement. During the Period of Employment, the Executive shall devote all of his normal work week, attention, skill and efforts to the faithful performance of his duties hereunder.

                           (b)      In connection with his employment hereunder,
the Executive shall be based at the principal office of the Company in Buffalo, New York.

                           (c)      The Executive shall be subject to the terms,
conditions and benefits set out in the Company's Handbook for Salaried
Employees and its policies relating to its employees, as amended from time to time, which are not inconsistent with the terms and conditions of this Agreement.

                           (d)      In the event the Company's Board of
Directors determines that it is in the Company's best interest that the Executive become a citizen of the United States, the Executive shall use his best efforts to apply for and obtain United







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
States citizenship.

                  4.       REGULAR COMPENSATION.
                           ---------------------

                           (a)      For the performance of his duties under this
Agreement during the Period of Employment the Company shall pay the Executive a fixed annual salary of $300,000 ("Initial Annual Salary").



                           (b)      The Executive's Initial Annual Salary shall
be reviewed annually by the Compensation Committee of the Board of Directors of the Company, subject to approval by the Company's Board of Directors, but shall not be reduced without his written consent below the Initial Annual Salary during the Period of Employment.

                           (c)      The Executive's salary shall be payable in
accordance with the Company's customary practice for its other executives. Notwithstanding the foregoing, the Executive shall be entitled to defer the receipt of his salary and/or bonus pursuant to procedures adopted or plans maintained by the Company.

                  5.       PARTICIPATION IN ECONOMIC VALUE ADDED BONUS PLAN.
                           -------------------------------------------------

                           The Executive shall continue to participate in the
Company's Economic Value Added Bonus Plan, as the same may be in effect from time to time.





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                  6.       PARTICIPATION IN SUPPLEMENTAL BENEFIT PLAN.
                           -------------------------------------------

                           The Executive shall continue to participate in the
Company's Executive Supplemental Death Benefit and Retirement Plan, as the same may be in effect from time to time (the "Supplemental Plan").



                  7.       ADDITIONAL BENEFITS.
                           --------------------

                           (a)      In addition to the benefits provided in
paragraphs 5 and 6 above, the Executive shall be eligible to participate in and receive benefits under any incentive compensation plan or arrangement, any defined benefit retirement plan, defined contribution retirement plan, supplemental retirement plan, health and dental plan, disability plan, survivor income plan, and other employee benefit or compensation plan or arrangement (collectively, "Benefit Plans"), made available by the Company or a subsidiary or affiliate to all of its senior executives from time to time, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.

                           (b)      The Executive shall be entitled to four (4)
weeks of paid vacation during each calendar year during the Period of Employment, plus all paid holidays given by the Company to its other senior executives.

                           (c)      The Company shall reimburse the Executive
for the periodic dues and assessments paid by the Executive in connection with his membership in a country club and city club in the Buffalo, New York area, which clubs are approved by



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the Compensation Committee of the Board of Directors of the Company as suitable for Company-related entertaining and other functions.

                           (d)      The Company shall provide the Executive with
an automobile approved by the Compensation Committee of the Board of Directors of the Company as suitable to his executive position.

                           (e)      The Company shall provide the Executive with
disability insurance policies which shall cover 60% of his annual compensation (subject to maximum disability benefit payments imposed by the insurers) until he reaches age 65 in the event that he is totally disabled for more than 180 days. The Executive shall pay the premium applicable to the disability coverage offered by the Company to its other employees, and the Company shall pay the premium applicable to the disability coverage in excess of that coverage.

                           (f)      The Company shall promptly pay (or reimburse
the Executive for) all reasonable expenses incurred by him in the performance of his duties hereunder, including business travel and entertainment expenses. The Executive shall furnish to the Company such receipts and records as the Company may require to verify the foregoing expenses.





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                  8.       TERMINATION PRIOR TO A CHANGE IN CONTROL;
                           SEVERANCE AND DEATH BENEFITS.
                           ---------------------------------------

                           (a)      Subject to the terms and conditions set
forth in this paragraph 8, the Company or the Executive may terminate the employment of the Executive prior to a "change in control," as that term is defined in the Change in Control Agreement between the Company and the Executive dated as of July 1, 1996 (the "Change in Control Agreement"), and thereby end the Period of Employment, by giving at least thirty (30) days' written notice to the other, unless a different notice period is otherwise specifically provided for in this paragraph 8. The date of termination of employment shall not be more than forty-five (45) days after the date of notice. Terminations of employment, other than termination caused by the Executive's death, after a "change in control" shall be governed by the Change in Control Agreement.

                           (b)      If the employment of the Executive is
terminated by the Company for any reason other than (i) for "cause" or (ii) as a result of the death of the Executive, or (iii) as a result of the total "disability" of the Executive, then the Executive shall be entitled to the following benefits:

                                    A. All unpaid salary for the balance of the
                  Period of Employment, subject to a maximum amount equal to three (3) times his "Annual Compensation" (as defined below) and a minimum amount equal to one (1) times his "Annual Compensation", PLUS credit for any vacation earned but not taken, PLUS the amount of any bonus which has been



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                  earned but not paid under any existing bonus plan
                  (notwithstanding any provisions of any such plan to the contrary), PLUS all benefits in which he is vested as of the date of termination under all Benefit Plans including the Supplemental Plan (notwithstanding any provisions of any such plans to the contrary), PLUS reimbursement for expenses not previously reimbursed through the date of termination. For purposes of this subparagraph A, "Annual Compensation" shall be an amount equal to the aggregate of the Executive's annual base salary from the Company and its subsidiaries as set by the Board of Directors and in effect immediately prior to the date of termination of employment plus the highest bonus accrued by the Company for the Executive in any of the Company's three fiscal years preceding the date of termination of employment. Except as set forth below, all of these payments will be paid on the dates that they would otherwise have been paid if the Executive's employment with the Company had not been terminated. At the Company's sole option, any amounts due under this subparagraph A may be paid in a lump sum rather than over a period of time, discounted at the prime rate of interest published at that time in the WALL STREET JOURNAL and computed over the time periods that the payments would otherwise be paid if the Executive's employment with the Company was not terminated.

                                    B. The Company shall maintain at its cost,
                  for the balance of the Period of Employment but not beyond the time that the




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


                  Executive secures other full- time employment, any group health insurance and group term life insurance coverage which was in effect with respect to the Executive and his family on the date of termination of the Executive's employment hereunder, to the extent that such group coverage is available following the termination of the Executive's employment. If such group coverage is not available, the Company shall reimburse the Executive for the reasonable cost he incurs in obtaining coverage which is substantially similar to the coverage provided by or through the Company immediately prior to the Executive's termination.

                           (c)      Upon the total "disability" of the Executive
for a continuous period of 180 days, the Company may terminate the employment of the Executive, the term of employment shall end immediately, and the Company shall pay him his salary through the end of the month in which such termination occurs plus credit for any vacation earned but not taken and the amount of any bonus for the past year which has not been paid under any existing bonus plan together with reimbursement for expenses not previously reimbursed and the Company shall have no further obligations to the Executive under this Agreement. "Disability," as used herein, shall mean the physical or mental incapacity of the Executive which prevents him from substantially performing his duties as President and Chief Executive Officer of the Company for a period of at least 180 days and the incapacity is expected to be permanent and continuous through the Executive's 65th birthday.

                           (d)      Upon the death of the Executive, the Period
of Employment




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 shall end immediately.

                           (e)      If the employment of the Executive is
terminated by the Company for "cause," the Executive's salary (at the rate most recently determined) together with reimbursement for expenses not previously reimbursed shall be paid through the date of termination of employment, and the Company shall have no further obligation to the Executive under this Agreement.

                           (f)      If the employment of the Executive is
terminated by the Executive for "good reason" the Executive shall be entitled to the same benefits he would receive under subparagraphs 8(b)A and B above, as if his employment had been terminated by the Company under paragraph 8(b) above; provided, however, the Executive shall have the option to have any amounts due under subparagraph 8(A) paid in a lump sum rather than over a period of time, discounted at the prime rate of interest published at that time in the WALL STREET JOURNAL and computed over the time periods that the payments would otherwise be paid if the Executive's employment was not terminated by him for "good reason."

                           (g)      "Cause" means (i) the continued failure by
the Executive to perform his material responsibilities and duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), (ii) the engaging by the Executive in willful or reckless conduct which is demonstrably injurious to the Company monetarily or otherwise, (iii) the conviction of the Executive of a felony, or (iv) the commission or omission of any act by the Executive that is materially inimical



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to the best interests of the Company and that constitutes on the part of the
Executive common law fraud or malfeasance, misfeasance or nonfeasance of duty; provided, however, that "cause" shall not include the Executive's lack of professional qualifications. For purposes of this subparagraph 8(g), an act, or failure to act, on the Executive's part shall be considered "willful" or "reckless" only if done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The Executive's employment shall not be deemed to have been terminated for "cause" unless the Company shall have given or delivered to the Executive (A) reasonable notice setting forth the reasons for the Company's intention to terminate the Executive's employment for "cause," (B) a reasonable opportunity, at any time during the thirty-day period after the Executive's receipt of such notice, for the Executive, together with his counsel, to be heard before the Board of Directors of the Company, and (C) a Notice of Termination (as defined below) stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, the Executive was guilty of the conduct set forth in clauses (i), (ii), (iii) or (iv) of the first sentence of this subparagraph 8(g).

                           (h)      "Good reason" shall mean any of the
following (i) any assignment to the Executive without his express written consent of any material duties, functions, authority or responsibilities with respect to the Company other than those contemplated by, or any material limitation or expansion without the Executive's express written consent of the material duties, functions, authority or responsibilities of the Executive with respect to the Company in any respect not contemplated by,








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paragraph 3(a) hereof, any such assignment, limitation or expansion being deemed a continuing breach of this Agreement, (ii) a reduction in the Executive's annual salary or any other material failure by the Company to comply with paragraph 4 hereof or (iii) failure by the Company to obtain the assumption of, and the agreement to perform, this Agreement by any successor or assign as contemplated in paragraph 15 hereof, and such assignment, limitation or expansion described in the foregoing clause (i), reduction described in the foregoing clause (ii) or failure described in the foregoing clauses (ii) or
(iii), as the case may be, is not cured within thirty (30) days after receipt by the Company of written notice from the Executive describing such event, (iv) any removal of the Executive from, or any failure to re-designate or re-elect the Executive to the positions of President and Chief Executive Officer of the Company, except in connection with termination of the Executive's employment hereunder pursuant to paragraph 8(e) hereof, or (v) recurring interference with the material functions, duties, authority or responsibilities of the Executive with respect to the Company, or engaging in activities which are materially disruptive to the management or employees of the Company or its subsidiaries or unrequested participation or attempts to participate in daily operational matters by any individual member of the Board or by any person acting under the authority of a member of the Board of the Company, if such interference, activities or participation is or are not discontinued within thirty (30) days after receipt by the Company of written notice from the Executive describing such conduct with particularity, and such continued interference, activity or participation shall be deemed a continuing breach of this Agreement; provided that in any event set forth







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in this subparagraph 8(h), the Executive shall have elected to terminate his employment under this Agreement upon not less than thirty (30) days' advance written notice to the Company, given, except in the case of a continuing breach, within three calendar months after (A) failure to be so elected or re-elected, or such removal, or (B) expiration of the thirty-day cure period with respect to such event. An election by the Executive to terminate his employment given under the provisions of this subparagraph 8(h) shall not be deemed a voluntary termination of employment by the Executive for the purpose of this Agreement or any plan or practice of the Company.

                           (i)      Any termination by the Company for "cause"
shall be communicated by Notice of Termination to the Executive, and any termination by the Executive for "good reason" shall be communicated by Notice of Termination to the Company; in each instance the Notice of Termination shall be given in accordance with paragraph 12 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision of this Agreement relied upon,
(ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specifies the termination date (which date shall, except as otherwise expressly provided herein, be not more than fifteen
(15) days after the giving of such notice). In the event of a termination by the Company for "cause," the Notice of Termination shall not be effective unless delivered in accordance with requirements set forth in the last sentence of subparagraph 8(g).








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                  9.       DISCLOSURE OF INFORMATION.
                           --------------------------

                           (a)      The Executive will not at any time use or
disclose to any third party any confidential information or trade secrets relating to the business of the Company, including business methods and techniques, patents, copyrights, trade secrets, manufacturing know-how, research data, marketing and sales information, customer lists, vendor lists, investment strategies, compensation plans, pricing data, and any other information concerning the business of the Company, its manner of operation, its plans, or other information not disclosed to the general public or known in the industries in which the Company is engaged (hereinafter collectively referred to as "Confidential Information"), except for disclosure necessary for the Executive to perform his duties hereunder and carry on the work of the Company, or disclosure required by any law, rule, regulation or court order, or disclosure which the Executive reasonably believes would subject him or the Company to liability if not made. This covenant will survive the termination of this Agreement.

                           (b)      The Executive agrees to deliver promptly to
the Company on termination of his employment with the Company for any reason or at any time the Company may so request all memoranda, notes, records, reports, manuals, financial reports and documents relating to Confidential Information and the Company's business which he may then possess or have under his control.

                  10.      COVENANT NOT TO COMPETE.
                           ------------------------

                              (a)      The Executive will not, directly or
indirectly, own,




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manage, operate, control, or participate in the ownership, management, operation, or control of, or be connected as an officer, employee, partner, director, consultant, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business that is in substantial competition with any business conducted by the Company or any of its subsidiaries or affiliates during the period of the Executive's employment with the Company or within sixty (60) days thereafter. Ownership of one percent (1%) or less of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

                           (b)      The Executive's covenant set forth in
paragraph 10(a) shall apply (i) during the Period of Employment, (ii) for a period of one (1) year after the end of the Period of Employment or the termination of the Executive's employment if the Executive terminates his employment other than for "good reason," or the Company terminates his employment for "cause," or (iii) for a period of six (6) months after the termination of the Executive's employment by the Company for other than "cause."

         11.      ENTIRE AGREEMENT.

                  The terms and provisions of this Agreement constitute the entire agreement between the parties and supersede any previous oral or written communications, representations, or agreements with respect to the subject matter hereof.





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         12.     NOTICE.
                 -------

                 Any notices given hereunder shall be in writing and shall be given by personal delivery or by certified or registered mail, return receipt requested, addressed to:

         If to the Company:

                  American Precision Industries Inc.
                  2777 Walden Avenue
                  Buffalo, New York  14225

                  Attention: Chairman of the Compensation
                               Committee of the Board of Directors


         If to the Executive:

                  Mr. Kurt Wiedenhaupt
                  280 Carnoustie Road
                  East Aurora, New York  14052








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                  13.      EXECUTIVE ASSIGNMENT.
                           ---------------------

                           No interest of the Executive or his spouse or any
other beneficiary under this Agreement, or any right to receive any payments or distributions hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive or his spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

                  14.      WAIVER.
                           -------

                           No waiver by any party at any time of any breach
by another party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.





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                  15.      BINDING ON SUCCESSOR.

                             The Company will require any successor (whether
direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and any "parent" of the Company or any successor and without regard to the form of transaction utilized to acquire the business or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or parentage had taken place. As used in this Agreement, "parent" means any entity which directly or indirectly through one or more other entities owns or controls more than 50% of the voting stock or common stock of the Company. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid (and any "parent" of the Company or any successor) which is required by this paragraph to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement.

                  16.      APPLICABLE LAW.
                           ---------------

                           This Agreement shall be construed and interpreted
in accordance with the internal substantive laws of the State of Delaware without taking into account its laws on the conflict of law.




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         17.      ARBITRATION.
                  -----------


                  The Company and the Executive shall attempt to resolve between them any dispute which arises hereunder. If they cannot agree within ten (10) days after either party submits a demand for arbitration to the other party, then the issue shall be submitted to arbitration with each party having the right to appoint one (1) arbitrator and those two (2) arbitrators mutually selecting a third arbitrator. The rules of the American Arbitration Association for the arbitration of commercial disputes shall apply and the decision of 2 of the 3 arbitrators shall be final. The arbitration shall take place in Buffalo, New York. The arbitrators shall apply Delaware law.

         18.       NO PAYMENTS WHILE IN DEFAULT.
                   -----------------------------

                  The Company shall not be required to make any payments to the Executive otherwise required under this Agreement if prior to or at the time such payment is due the Executive is in breach of his obligations under paragraphs 9 or 10 of this Agreement.

         19.       DEFINITION OF AFFILIATE.
                   -----------------------

                   An "affiliate" of, or person "affiliated" with a specified person, as used in this Agreement, shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.





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         20.      AMENDMENT.
                  ----------

                  This Agreement shall be amended only by a written document signed by each party hereto.










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                  21.      REDUCTION OF PARACHUTE PAYMENTS AND
                           EXCESSIVE EMPLOYEE REMUNERATION.
                           --------------------------------

                           (a)      In the event that a determination is made by
the independent firm of public accountants regularly employed by the Company that (i) the Executive would, except for this paragraph 21, be subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986 (the "Code"), or any successor sections thereof, as a result of a "parachute payment" (as defined in Section 280G(b)(2)(A) of the Code) made by the Company to the Executive pursuant to this Agreement or any other agreement, plan or arrangement, or (2) a federal income tax deduction would not be allowed to the Company for all or a part of such payments by reason of Section 280G(a) of the Code (or any successor provision), the payments to which the Executive would otherwise be entitled hereunder shall be reduced, eliminated, or postponed in such amounts as are required to reduce the aggregate "present value" (as defined in Section 280G(d)(4) of the Code) of such payments to one dollar less than an amount equal to three times the Executive's "base amount" (as defined in Sections 280G(b)(3)(A) and 280G(d)(1) and (2) of the Code), to the end that the Executive is not subject to tax pursuant to such Section 4999 and no deduction is disallowed by reason of such Section 280G(a). To achieve such reduction in aggregate present value, the Executive shall determine which item or items payable hereunder shall be reduced, eliminated, or postponed, the amount of each such reduction, elimination, or postponement, and the period of each postponement. The Company shall direct its independent public accountants to review the payments made to the Executive and shall provide to the Executive such information as is reasonably necessary for the Executive to make the determinations contemplated in this



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paragraph.

                           (b)      In the event that a determination is made by
the independent firm of public accountants regularly employed by the Company that the Company would not be allowed to deduct remuneration payable to the Executive as a result of the limits imposed by Section 162(m) of the Code, or any successor sections thereof, the payments to which the Executive would otherwise be entitled hereunder shall be reduced, eliminated, or postponed in such amounts as are required to avoid the limits imposed by Section 162(m). The procedures set forth in subparagraph 21(a) to accomplish such reduction, elimination or postponement shall apply to this subparagraph 21(b).

                  22.      INCONSISTENT PROVISIONS.
                           ------------------------

                  In the event that there is any inconsistency or conflict between the terms, provisions or conditions of this Agreement and the Change in Control Agreement, the terms, provisions or conditions in the Change in Control Agreement shall control.

                  IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement on the dates set opposite their signatures below.


                                                 THE EXECUTIVE:



Dated:            April 25, 1997                 ______________________________
                                                 KURT WIEDENHAUPT







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                                           AMERICAN PRECISION INDUSTRIES INC.



Dated:     April 25, 1997                  By_________________________________
                                                    DOUGLAS J. MacMASTER
                                                    Chairman of the
                                                    Compensation Committee
                                                    of the Board of Directors



Dated:     April 25, 1997                  By_________________________________
                                                    JOHN M. MURRAY
                                                    Vice President -
                                                    Finance and Treasurer




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